Exhibit 99.1
PRESS RELEASE
REINSURANCE GROUP OF AMERICA REPORTS FIRST-QUARTER RESULTS
•	Net income of $0.32 per diluted share and operating income of $0.92 per diluted share adversely affected by high claims levels

•	Net income adversely affected by investment impairments and embedded derivatives

•	Liquidity and capital position remain strong despite difficult economic environment
ST. LOUIS, April 23, 2009 — Reinsurance Group of America, Incorporated (NYSE:RGA), a leading global provider of life reinsurance, reported net income of $23.3 million, or $0.32 per diluted share, compared to $31.5 million, or $0.49 per diluted share in the prior-year quarter. Operating income* totaled $67.4 million, or $0.92 per diluted share, compared to $71.0 million, or $1.10 per diluted share in the year-ago quarter, decreases of 5 percent and 16 percent, respectively.

	Quarterly Results
($ in thousands, except per share data)	2009	2008
Net premiums	$1,346,047	$1,298,065
Net income	23,290	31,505
Net income per diluted share	0.32	0.49
Operating income*	67,355	70,957
Operating income per diluted share*	0.92	1.10
Book value per share	33.99	49.15
Book value per share (excl. AOCI)*	43.78	43.32
Total assets	21,634,314	21,812,508

*	See ‘Use of Non-GAAP Financial Measures’ below
The 2009 quarter’s earnings per share include the effect of the company’s 10,235,000-share common stock offering in November 2008. Most of the $332 million of net proceeds from that offering have yet to be deployed in the business. Weaker foreign currencies negatively affected operating income by approximately $0.10 per share for the quarter. Consolidated net premiums, including translated foreign currency-denominated premiums, increased 4 percent. Excluding the effect of foreign currency translation, premiums increased approximately 15 percent.
Net income included approximately $55.6 million of pre-tax net realized capital losses, with $40.2 million in investment impairments. Additionally, net income included a pre-tax loss of $15.9 million, net of hedging activities and adjustments to deferred acquisition costs (DAC), due to the decline in the fair value of embedded derivatives associated with certain living benefit riders within variable annuity treaties.
A. Greig Woodring, president and chief executive officer, commented, “In many respects, we have started 2009 in a manner similar to the prior year, when adverse mortality experience depressed operating earnings. Claim levels were significantly higher-than-expected during the quarter in several of our markets, most notably the U.S and Asia Pacific. We are disappointed with the recent run of poor mortality results in the U.S.; however, we are in a long-term business and accept risks over periods up to 30 years. We will experience periods of both better-than- and worse-than-expected mortality experience along the way. For example, the stretch from third quarter 2005 to the fourth quarter 2007 was very favorable in terms of actual mortality experience. These periods of mortality variations tend to level out over longer-term horizons.
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“We have built a strong, profitable life reinsurance operation over time, and while it can be frustrating to experience these sorts of negative mortality fluctuations, we are quite confident in the longer-term performance expectations of our business. We have posted to our Web site a Quarterly Financial Supplement that includes financial information for all our segments as well as information on our investment portfolio. Our investment profile remains appropriately positioned, with 96 percent of our fixed maturity securities held in the investment-grade categories.”
The company’s conference call, previously scheduled for April 28, will be held tomorrow, April 24, at 9 a.m. Eastern Time. Telephone numbers and webcast information can be found later in this press release.
Capital and Liquidity
Despite the difficult quarter, operations continue to provide positive cash flows and increased retained earnings. RGA remains in a position to hold investment securities until the financial markets improve, and does not rely on short-term funding or commercial paper. The company’s capital and liquidity positions are strong and expected to remain strong for the foreseeable future.
Woodring continued, “We feel we are in good shape with respect to our level of capital. Opportunities for capital deployment remain interesting. We are currently reviewing a number of transactions and expect to see block transaction opportunities for some period of time, given ever-changing dynamics in the primary life insurance industry and in the reinsurance competitive landscape. We did not execute any block transactions during the quarter, remaining selective in light of the relatively high cost of replacing capital in the current environment. Even so, we are quite encouraged by market and competitive dynamics.”
SEGMENT RESULTS
U.S.
The U.S. division reported pre-tax income of $12.8 million for the quarter, down 16 percent from $15.3 million the year before. Pre-tax income was affected by $48.9 million of net realized capital losses on the investment portfolio, as well as losses of $15.9 million associated with certain living benefit riders within variable annuity treaties. Pre-tax operating income totaled $74.3 million compared to $64.4 million the year before, an increase of 15 percent. In the traditional mortality sub-segment, claim levels were approximately $20.0 million higher-than-expected due to the overall volume of claims as well as the number of large claims (greater than $1 million). Analysis of the claims indicates no unusual trends or systemic issues. Rather, the results reflect random volatility that is inherent in mortality risk. Net premiums were up more than 8 percent to $788.5 million from $727.1 million in the prior-year quarter.
The U.S. Asset Intensive business reported a pre-tax loss of $27.0 million compared to a pre-tax loss of $41.1 million a year ago. Net income was adversely affected by losses associated with variable annuity business. On an operating basis, this business reported a pre-tax loss of $3.7 million, reflecting the difficult environment for annuity reinsurance, compared to pre-tax income of $5.5 million a year ago.
Canada
Canadian operations reported pre-tax net income of $16.2 million compared to $23.7 million a year ago. Pre-tax operating income totaled $17.8 million versus $28.2 million a year ago, a result of slightly adverse mortality experience in the current quarter coupled with very favorable mortality experience a year ago. Foreign currency fluctuations negatively affected pre-tax operating income by approximately $5.5 million. On a Canadian dollar basis, net premiums increased approximately 23 percent. On a U.S. dollar basis, net premiums totaled $138.1 million for the current quarter, relatively unchanged from last year’s $139.0 million.
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Asia Pacific
Asia Pacific reported pre-tax net income of $3.6 million compared with $18.6 million in the year-ago quarter. Pre-tax operating income decreased 61 percent to $7.1 million compared to $18.0 million a year ago, primarily as a result of adverse claims experience in Australia in the current quarter along with relatively favorable mortality in the year-ago period. Adverse foreign currency exchange of $0.2 million also hampered the current-quarter operating result. Net premiums totaled $243.7 million compared to $240.9 million. Current-period premiums were negatively affected by approximately $55.2 million due to foreign currency fluctuations.
Europe & South Africa
Europe & South Africa reported pre-tax net income of $8.5 million for the quarter compared to $6.0 million a year ago. Pre-tax operating income was $8.1 million versus $5.3 million last year. Both quarters included adverse claims experience in the U.K. and South Africa. Pre-tax operating income was also adversely affected by $4.0 million associated with foreign currency exchange rates. Net premiums declined to $173.3 million from $189.2 million due to weaker foreign currencies, which had a negative effect of $56.9 million.
Dividend Declaration
The company’s board of directors declared a regular quarterly dividend of $0.09, payable May 27 to shareholders of record as of May 6.
Earnings Conference Call
A conference call to discuss the company’s first-quarter results will begin at 9 a.m. Eastern Time on Friday, April 24. Interested parties may access the call by dialing 877-852-6543 (domestic) or 719-325-4760 (international). The access code is 3486951. A live audio webcast of the conference call will be available on the company’s investor relations Web page at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay will also be available through May 1 at 888-203-1112 (domestic) or 719-457-0820, access code 3486951.
Use of Non-GAAP Financial Measures
RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations and the cumulative effect of any accounting changes, which management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income. Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations site at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.
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Book value per share outstanding before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.
About RGA
Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance with subsidiary companies or offices in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Mexico, Poland, South Africa, South Korea, Spain, Taiwan, the United Kingdom and the United States. Worldwide, the company has approximately $2.1 trillion of life reinsurance in force, and assets of $21.6 billion.
Investor Contact
Jack B. Lay
Senior Executive Vice President and Chief Financial Officer
(636) 736-7000
Cautionary Statement Regarding Forward-looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.
Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on our liquidity, access to capital, and cost of capital, (2) the impairment of other financial institutions and its effect on our business, (3) requirements to post collateral or make payments due to declines in market value of assets subject to our collateral arrangements, (4) the fact that the determination of allowances and impairments taken on our investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation, or claims experience, (6) changes in our financial strength and credit ratings and the effect of such changes on our future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in our current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of our investment securities or result in the impairment of all or a portion of the value of certain of our investment securities, (11) market or economic conditions that adversely affect our ability to make timely sales of investment securities, (12) risks inherent in our risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources, and accurate information relating to settlements, awards, and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which we operate, (17) competitive factors and competitors’ responses to our initiatives,
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(18) the success of our clients, (19) successful execution of our entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) our ability to successfully integrate and operate reinsurance business that we acquire, (22) regulatory action that may be taken by state Departments of Insurance with respect to us, (23) our dependence on third parties, including those insurance companies and reinsurers to which we cede some reinsurance, third-party investment managers, and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics, or pandemics anywhere in the world where we or our clients do business, (25) changes in laws, regulations, and accounting standards applicable to us, our subsidiaries, or our business, (26) the effect of our status as an insurance holding company and regulatory restrictions on our ability to pay principal of and interest on our debt obligations, and (27) other risks and uncertainties described in this document and in our other filings with the Securities and Exchange Commission.
Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our 2008 Form 10-K.
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Net Income From Continuing Operations
to Operating Income
(Dollars in thousands)

	Three Months Ended
	March 31,
(Unaudited)	2009	2008

GAAP net income-continuing operations	$23,290	$36,589
Reconciliation to operating income:
Capital losses, derivatives and other, net included in investment related losses, net	44,117	624
Embedded Derivatives:
Included in investment related losses, net	3,388	100,633
Included in interest credited	(5,281)	41,916
Included in policy acquisition costs and other insurance expenses	848	(7,859)
DAC offset, net	993	(100,946)

Operating income	$67,355	$70,957
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Reconciliation of Consolidated Pre-tax Net Income From Continuing Operations
to Pre-tax Operating Income
(Dollars in thousands)

	Three Months Ended
	March 31,
(Unaudited)	2009	2008

Income from continuing operations before income taxes	$34,206	$56,688
Reconciliation to pre-tax operating income:
Capital losses, derivatives and other, net included in investment related losses, net	68,312	862
Embedded Derivatives:
Included in investment related losses, net	5,212	154,820
Included in interest credited	(8,124)	64,486
Included in policy acquisition costs and other insurance expenses	1,304	(12,090)
DAC offset, net	1,529	(155,301)

Pre-tax operating income	$102,439	$109,465
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income From Continuing Operations
to Pre-tax Operating Income
(Dollars in thousands)

	Three Months Ended March 31, 2009
		Capital
		(gains)		Change in
	Pre-tax	losses,		value of	Pre-tax
	net	derivatives		embedded	operating
	income	and other,		derivatives,	income
(Unaudited)	(loss)	net		net	(loss)
U.S. Operations:
Traditional	$34,350	$38,228		$—	$72,578
Asset Intensive	(27,022)	(16,032	)(1)	39,313 (2)	(3,741)
Financial Reinsurance	5,521	(32)		—	5,489

Total U.S.	12,849	22,164		39,313	74,326
Canada Operations	16,186	1,571		—	17,757
Europe & South Africa	8,535	(422)		—	8,113
Asia Pacific Operations	3,573	3,567		—	7,140
Corporate and Other	(6,937)	2,040		—	(4,897)

Consolidated	$34,206	$28,920		$39,313	$102,439

(1)	Asset Intensive is net of $(39,392) DAC offset.

(2)	Asset Intensive is net of $40,921 DAC offset.

	Three Months Ended March 31, 2008
		Capital
		(gains)	Change in
	Pre-tax	losses,	value of	Pre-tax
	net	derivatives	embedded	operating
	income	and other,	derivatives,	Income
(Unaudited)	(loss)	net	net	(loss)
U.S. Operations:
Traditional	$54,448	$2,508	$—	$56,956
Asset Intensive	(41,102)	1,746 (1)	44,903 (2)	5,547
Financial Reinsurance	1,939	1	—	1,940

Total U.S.	15,285	4,255	44,903	64,443
Canada Operations	23,671	4,507	—	28,178
Europe & South Africa	6,043	(745)	—	5,298
Asia Pacific Operations	18,563	(514)	—	18,049
Corporate & Other	(6,874)	371	—	(6,503)

Consolidated	$56,688	$7,874	$44,903	$109,465

(1)	Asset Intensive is net of $7,012 DAC offset.

(2)	Asset Intensive is net of $(162,313) DAC offset.
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Per Share and Shares Data
(In thousands, except per share data)

	Three Months Ended
(Unaudited)	March 31,
	2009	2008

Earnings per share from continuing operations:
Basic earnings per share	$0.32	$0.59
Diluted earnings per share	$0.32	$0.57

Diluted earnings per share from operating income	$0.92	$1.10

Earnings per share from net income:
Basic earnings per share	$0.32	$0.51
Diluted earnings per share	$0.32	$0.49

Weighted average number of common and common equivalent shares outstanding	72,884	64,230

	At or For the
	Three Months Ended
(Unaudited)	March 31,
	2009	2008

Treasury shares	600	894
Common shares outstanding	72,763	62,235
Book value per share outstanding	$33.99	$49.15
Book value per share outstanding, before impact of AOCI*	$43.78	$43.32

*	Book value per share outstanding before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollars in thousands)

	Three Months Ended
(Unaudited)	March 31,
	2009	2008

Revenues:
Net premiums	$1,346,047	$1,298,065
Investment income, net of related expenses	223,196	199,526
Investment related losses, net	(72,262)	(155,260)
Other revenues	33,859	17,936

Total revenues	1,530,840	1,360,267

Benefits and expenses:
Claims and other policy benefits	1,169,744	1,119,512
Interest credited	36,909	73,897
Policy acquisition costs and other insurance expenses	198,801	16,262
Other operating expenses	66,749	63,340
Interest expense	22,117	23,094
Collateral finance facility expense	2,314	7,474

Total benefits and expenses	1,496,634	1,303,579

Income from continuing operations before income taxes	34,206	56,688

Provision for income taxes	10,916	20,099

Income from continuing operations	23,290	36,589

Discontinued operations:
Loss from discontinued accident and health operations, net of income taxes	—	(5,084)

Net income	$23,290	$31,505

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